HYNES & HOWES INSURANCE COUNSELORS, INC.
                             Statement of Operations
              For the Years Ended September 30, 1998, 1997 and 1996



                                            Year Ended September 30,
                                       1998             1997            1996
Operating Income:
   Interest Income                $  81,008       $  115,571      $  171,544
   Other Income                       1,372              814             501
      Total Operating Income      $  82,380       $  116,385      $  172,045

Operating Expenses:
   Interest Expense               $       0       $   41,517      $  101,493
   Legal and Audit Fees               2,556           13,905           7,155
   Management Fees (Note 9)          39,000           35,750          39,000
   Repairs and Maintenance           12,244           13,799             824
   Other Operating Expenses          11,940            7,860           8,176
      Total Operating Expenses    $  65,740       $  112,831      $  156,648

Income From Operations            $  16,640       $    3,554      $   15,397

Other Income (Expenses):
   Gain on Repossessions          $       0       $      629      $        0
   Loss on Sale of Real Estate            0           (8,568)              0
   Total Other Income (Expenses)  $       0       $   (7,939)     $        0

Income (Loss) Before Income Taxes $  16,640       $   (4,385)     $   15,397
   Provision for Income Taxes
   (Note 13)                              0                0               0
      Net Income (Loss)           $  16,640       $   (4,385)     $   15,397

Earnings (Loss) Per Common Share
   (Note 10)                      $     .00       $     (.00)     $      .00


Notes to Financial Statements are an integral part of these statements.